CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 39 to the registration statement on Form N-1A (File No. 33-56339) ("Registration Statement") of our reports dated October 12, 2000, October 12, 2000 and October 13, 2000 relating to the financial statements and financial highlights appearing in the August 31, 2000 Annual Reports of Putnam Latin America Fund, Putnam Asia Pacific Fund II and Putnam High Yield Trust Fund II, respectively, each a series of Putnam Funds Trust, which are also incorporated by reference in to the Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Accountants and Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 26, 2000